Exhibit 10.9

Allied Nevada Gold Corp

PROFESSIONAL SERVICE AGREEMENT

This Professional Service Agreement is entered into this 26th day of January 2007, by and between Allied Nevada Gold Corp., a Delaware corporation (“Allied”), and Hal Kirby (“Consultant”).

WITNESSETH:

Consultant has substantial expertise in executive, financial and accounting management in the mining industry.

Allied wishes to receive the benefit of such expertise through consulting services to be provided by Consultant.

NOW, THEREFORE, in consideration of mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

1. Services to be performed. Consultant shall provide the services described in Exhibit A attached hereto and incorporated herein by this reference and shall furnish all labor, equipment and materials required therefor (the “Services”). Consultant shall make itself available at all reasonable times to consult with Allied as part of the Services.

2. Location of Services. Consultant shall perform the Services in Toronto, Canada or from time to time at such locations as may be specified or directed by Allied. Consultant shall adequately familiarize itself with the conditions of the area where Services will be performed, including the terrain, weather and working conditions, the type of equipment and facilities necessary to complete the Services, and all other matters that might in any way affect the Services or the cost or difficulty of performing the Services. Any failure by Consultant to properly comprehend such matters shall not relieve Consultant from proper performance of the Services nor entitle Consultant to additional compensation.

3. Term. Subject to the provisions of Sections 11 and 12, this Agreement shall remain in effect until the Services have been fully completed and accepted by Allied and final payment has been made to Consultant.

4. Performance of Services. Before commencing the Services and before entering onto any of Allied’s property, Consultant shall notify Allied’s designated representative. Consultant shall perform the Services to the satisfaction of Allied and in a professional and workmanlike manner in accordance with practices generally acceptable for the nature of the Services to be performed. All of Consultant’s operations shall be conducted in a careful and safe manner, in accordance with customary engineering and mining standards and procedures. Consultant shall initiate and follow appropriate safety precautions in performing the Services and shall comply with any safety rules or instructions issued by Allied. Consultant shall maintain the area where Services are performed in a clean, safe and orderly condition. Upon completion of any Services on property owned or controlled by Allied, Consultant shall clean up and remove all rubbish, debris and waste materials and shall restore the property to a clean and safe condition acceptable to Allied. In the event of Consultant’s failure to promptly do so, Allied may perform the clean-up at the expense of Consultant.

5. Equipment and Personnel. Consultant shall, at its own expense, furnish all equipment, tools, utilities, facilities, material, supplies, supervision, and experienced personnel necessary to perform the Services, and shall pay any and all federal, local and state taxes assessed or levied on account thereof. Consultant shall not allow any unfit, unqualified or unskilled person to perform any part of the Services. Allied shall not be responsible for loss of Consultant’s tools or equipment or the personal effects or tools of Consultant’s employees, if any.

6. Payment to Consultant. Allied shall pay Consultant for satisfactory performance of the Services in accordance with the terms stated in Exhibit B attached hereto and incorporated herein by this reference. Statements of Services performed by Consultant and amounts owed for such Services shall be presented to Allied on or before the 10th day of the month following such Services, and payment shall be made by Allied by the 10th day of the month following the month in which the statement is presented. Upon Allied’s request, Consultant shall, concurrent with final payment by Allied, execute and deliver to Allied a release and complete discharge of and from any and all claims and demands by Consultant and any permitted subcontractors arising out of or in any manner connected with this Agreement or the Services performed in connection herewith.

7. Audits. Consultant shall maintain complete records documenting all Services performed (including without limitation the number of hours worked and the activities performed) and shall retain such records during the term of this Agreement and for a period of one year after the termination of this Agreement (the “Audit Period”). Allied and its agents shall have the right to audit such records and any other documentation pertaining to the Services at any time and from time to time during the Audit Period; provided, however, that such audits shall be conducted during normal business hours and Consultant may, acting reasonably, exclude any proprietary trade secrets from such audits. Allied shall have the same rights with respect to any permitted subcontractor, and Consultant shall ensure that any such subcontractor maintains, retains and makes available for auditing proper records during the Audit Period.

8. Independent Contractor. In performing the Services Consultant shall act as an independent contractor with full rights to direct the details of the Services, Allied being interested only in the results obtained. However, Allied shall have the right to have its representatives present to inspect the Services. Consultant shall periodically inform Allied as to the progress of the Services, and of the results currently obtained during the course of performing the Services. Any and all persons employed by Consultant shall be employees of Consultant and not employees of Allied in any respect. Consultant shall not be Allied’s agent and shall not have authority to bind Allied, and Consultant shall not represent to any third party that it is Allied’s agent or that it has such authority. All of Consultant’s activities shall be undertaken and performed at Consultant’s own risk and expense.

9. Compliance with Laws and Regulations. Consultant represents and warrants that it has (or before commencing the Services will have) all licenses, permits, approvals and training required by applicable federal, state and local laws, regulations and ordinances for it and its employees, if any, to properly perform the Services, and Consultant shall provide copies or written documentation of the same to Allied upon request. Consultant shall comply with all laws, rules and regulations of any governmental or regulatory body having jurisdiction over any phase of the Services, including but not limited to all environmental laws and all laws relating to the payment of taxes and wages arising in connection with the employment by Consultant of personnel. Consultant shall be solely responsible for complying with all applicable health and safety requirements, including without limitation all applicable MSHA and OSHA health and safety requirements. Consultant shall comply with all relevant operating permits and approvals. Consultant shall comply with all rules and regulations of any insurance company that may have issued a policy to Consultant or any of its permitted subcontractors. Consultant shall indemnify, defend and hold Allied (as well as its affiliate(a) Statutory workmen’s compensation and occupational disease disability insurance for all employees of Consultant. Such insurance shall cover claims filed under the workmen’s compensation law of the state in which the Services are to be performed, or any law of any state under which liability for any compensation claims shall arise.

(b) Employer’s liability insurance in the amount of $1,000,000 to cover claims based on common law filed by Consultant’s employees for injuries (including death) as well as occupational diseases in the minimum amount of $1,000,000 per person and $1,000,000 per occurrence.

(c) Comprehensive automobile liability insurance covering owned, non-owned and hired vehicles with minimum bodily injury (including death) limits of $1,000,000 each accident and minimum property damage limits of $1,000,000 each accident.

(d) Comprehensive general liability insurance including broad contractual liability with minimum bodily injury (including death) limits of $1,000,000 each occurrence and minimum property damage limits of $1,000,000 each occurrence.

(e) Professional liability insurance in the minimum amount of $1,000,000 per occurrence.s, officers, directors, employees, agents and invitees) harmless from and against all claims, damages, penalties and liabilities that may result from Consultant’s failure to comply with this Section, including the payment of legal fees and related costs.

10. Insurance and Indemnity

10.1 Unemployment and Workmen’s Compensation. Consultant shall comply with all state and federal social security and unemployment insurance laws. Before commencing the Services, Consultant shall be qualified under the workmen’s compensation law of the state where the Services are to be performed and shall at all times comply therewith.

10.2 Liability. So long as this Agreement remains in effect, Consultant shall provide and keep in force such insurance as is required by the law of the state in which the Services will be performed, but in no event shall such insurance provide less than the following coverage:

The amount of such insurance, the forms of the policies, the companies issuing the same, and all other matters with respect to the adequacy of insurance protection shall be subject to the prior and continuing approval of Allied, and certificates of such insurance shall be deposited with Allied prior to commencement of the Services. All such policies shall name Allied as an additional insured and shall include a provision to the effect that Allied shall be given not less than ten days prior written notice by certified mail of any cancellation or change that affects the coverage, and any certificates deposited with Allied shall recite such provision.

10.3 No Benefits. Consultant shall not be entitled to health insurance, workmen’s compensation insurance, disability insurance or any other insurance protection provided by or through Allied, nor shall Consultant be entitled to participate in any benefit programs or plans applicable to Allied employees.

10.4 Indemnification. Consultant agrees to protect, defend, indemnify and hold harmless Allied, as well as all agents, principals, affiliates, directors, officers, employees, invitees and servants of Allied (collectively the “Indemnitees”), from and against any and all losses, damages, claims, liens, demands and causes of action of every kind and character including the amount of judgment, penalties, interest, court costs and legal fees incurred by the Indemnitees or any of them in defense of the same, asserted by or arising in favor of any party, including governmental agencies or bodies, on account of taxes, claims, liens, debts, patent infringements, royalties, personal injuries, death, or damage to property (including property of Indemnitees), and without limitation by enumeration, all other claims or demands of every character occurring as a result of, occurring in connection with, or arising directly or indirectly out of the Services to be performed hereunder, except only claims arising from the sole negligence or willful misconduct of any of the Indemnitees. Consultant further agrees to investigate, handle, respond to, provide defense for, and defend any such claim, demand or suit at its sole expense and agrees to bear all other costs and expenses related thereto, even if such claim, demand or suit is considered to be groundless, false or fraudulent.

11. Termination. Allied reserves the right to terminate this Agreement for any reason in whole or in part at any time upon written notice to Consultant. Such termination shall take effect immediately upon the giving of such notice. In the event of termination, Consultant agrees to waive any claim for damages, including loss of anticipated profits, on account thereof. Allied shall pay Consultant for all Services satisfactorily performed as of the date of termination in accordance with the rates set forth in Exhibit B. Appropriate deductions shall be made by Allied for any amounts previously paid to Consultant and for any amounts that may be due Allied.

12. Suspension of Services. Allied may order Consultant to temporarily suspend all or any part of the Services for such period of time as may be determined by Allied to be necessary or desirable without any additional compensation to Consultant. If the suspension exceeds four weeks or if Consultant will incur significant additional expense as a result of the suspension, Consultant may elect to terminate this Agreement, in which case Consultant shall be paid for all Services satisfactorily performed as of the date of suspension in accordance with the rates set forth in Exhibit B. In no event shall Consultant be entitled to any damages, including loss of anticipated profits, on account thereof.

13. Subcontracts. Consultant shall not subcontract any part of the Services without the prior written consent of Allied, which consent may be withheld by Allied for any reason whatsoever. Any subcontract without Allied’s prior written consent shall be void. Any such consent by Allied shall not relieve Consultant from its obligations under this Agreement.

14. Assignment. Consultant may not assign this Agreement or any rights hereunder in whole or in part without Allied’s prior written consent, which consent may be withheld by Allied for any reason whatsoever. Any assignment without Allied’s prior written consent shall be void.

15. Confidentiality. Consultant shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, association or entity whatsoever, in any manner whatsoever, any information concerning any matters affecting or relating to the Services performed for Allied, including without limiting the generality of the foregoing engineering and design information, cost and profitability information, business plans and procedures, drilling and sampling results, assay data, core samples, drill cuttings and other geologic data. Likewise, Consultant shall not allow any of its employees or agents to do so. All drawings, plans, maps, specifications, calculations, reports, documents, notes, data, samples and other information given to

Consultant by Allied or created, in whole or in part, by Consultant in connection with the Services shall be and remain the confidential and proprietary property of Allied and shall be turned over to Allied upon completion of the Services or termination of this Agreement, or sooner if requested by Allied. Consultant acknowledges that any violation of this Section may lead to irreparable injury to Allied that may be inadequately compensable in damages and, accordingly, Consultant agrees that Allied shall be entitled to seek and obtain injunctive relief against the breach or threatened breach of this Section, in addition to any other legal remedies that may be available to Allied.

16. Liens and Claims. Consultant shall ensure that no laborer, materialman or mechanic of Consultant files or claims any mechanic’s or other lien against any property on account of the performing or furnishing of any labor, services, materials or equipment in connection with performance of the Services. If any such lien is filed or claimed either before or after termination of this Agreement, Consultant shall reimburse to Allied (a) the full amount, including costs, that Allied is adjudged by a court of competent jurisdiction liable to pay to discharge such lien, (b) the full amount of Allied’s expenses of litigation, and (c) the full amount, including related costs, that Allied may elect to pay to discharge such lien and thereby avoid litigation. Allied may withhold from any payment then due or to become due to Consultant an amount sufficient to fully compensate Allied for any such loss or expense.

17. Patents and Royalties. Consultant shall assume all liability for, and shall indemnify the Indemnitees in accordance with Section 10.4 with respect to, any and all expenses, fees, royalties and damages arising from any infringement, real or claimed, of any patent, license or trademark on or relating to any article, device, machine, structure, design, process or method embodied or used by Consultant in the performance of the Services or the performance of this Agreement.

18. Notices. All notices and other required or authorized communications (“Notices”) shall be in writing, and shall be addressed respectively as follows:

To Allied:	_______________
Attn: Scott A Caldwell
2765 Spirit Rock Trail
Reno, NV 89511
775-313-8509

To Consultant:	_______________
Attn: Hal Kirby
Toronto, Ontario Canada
416-278-4143

All Notices shall be given (a) by personal delivery, or (b) by electronic facsimile, with the original document also sent by first class mail, or (c) by certified mail return receipt requested. All Notices shall be deemed effective (a) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by electronic facsimile, on the next business day following receipt of the facsimile, and (c) if by certified mail, on the next business day after actual receipt. Either party may change its address by Notice to the other party.

19. Authorized Representatives. For purposes of questions, status reports (as provided in Section 8) and other permitted or required communications regarding ongoing performance of the Services, the names and addresses of the parties’ designated representatives are:

For Allied:	Scott A. Caldwell
2765 Spirit Rock Trail
Reno, Nevada 89511
775-313-8509
Fax: _________________

For Consultant:	Hal Kirby
Toronto, Ontario
Canada
416-278-4143
Fax: _________________

Either party may change its designated representative by Notice to the other.

20. Consultant Information

20.1 Insurance. Consultant’s insurer(s) is/are N/A. Consultant’s insurance policy number(s) is/are N/A.

20.2 MSHA. Consultant’s MSHA Identification Number, if applicable, is N/A. Consultant’s address of record for the service of citations, orders and other health and safety documents is N/A.

20.3 Tax Identification. Consultant’s federal Tax Identification Number (or Social Security Number) is                         .

20.4 Other. Other relevant information regarding Consultant (license numbers, etc.):

21. Miscellaneous

21.1 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State or Province of (state/province where Services are to be performed or, if multiple states, Nevada), except for its rules pertaining to conflicts of laws.

21.2 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

21.3 Successors and Assigns. Subject to the provisions of Sections 13 and 14, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors and assigns.

21.4 Waiver. Failure by Allied at any time, or from time to time, to enforce or to require strict observance of any of the terms of this Agreement shall not constitute a waiver thereof, nor limit or impair such terms in any respect. In addition, any such failure shall not affect Allied’s right to avail itself at any time of such remedies as it may have for any default hereunder by Consultant.

21.5 Complete Agreement. This Agreement (including its Exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed without reference to any prior or other agreement between the parties, written or oral. Other than implied obligations of good faith and fair dealing, there are no terms or conditions, express or implied, other than herein stated.

21.6 Amendments. Any amendment or modification of this Agreement will be valid only if contained in a written instrument executed by both parties that specifically and expressly modifies the terms of this Agreement.

21.7 Construction and Enforcement. This Agreement shall be construed as though both parties drafted it. All Section headings used herein are for convenience only and shall be disregarded in construing and enforcing this Agreement. In the event of any conflict between the terms contained within the numbered Sections of this Agreement and the terms contained within the Exhibits to this Agreement, the terms of the numbered Sections shall control. The parties agree that this Agreement may be specifically enforced.

21.8 Setoffs. Allied may withhold from any payment due or to become due to Consultant an amount sufficient to fully compensate Allied for any breach of this Agreement by Consultant.

21.9 Attorney Fees. If litigation or other legal proceedings are brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover its attorney fees and costs incurred both before and after judgment, in addition to any other relief to which it may be entitled.

21.10 No Third Party Beneficiaries. Except as provided in Sections 9, 10.4 and 17, the rights, duties and benefits contained in this Agreement shall apply only as between the parties hereto and this Agreement shall not create any rights in any other person or entity.

21.11 Survival. Provisions of this Agreement containing obligations that are intended to continue beyond the performance of the Services shall survive the termination of this Agreement and remain in effect until their existence is of no benefit to either party. Without limiting the generality of the foregoing, the obligations contained in Sections 4, 7, 9, 10.4, 11, 12, 15, 16, 17, 21 and 22 shall survive the termination of this Agreement.

22. Authorization. Each individual executing this Agreement does thereby represent and warrant that he or she (a) has the authority to do so, (b) has the authority to bind the party on whose behalf he or she has signed to this Agreement, and (c) has read and fully understands all provisions of this Agreement, including the Exhibits hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the day and year first above written.

Allied:

ALLIED NEVADA GOLD CORP. (a Delaware corporation)

By:	/s/ Scott A. Caldwell
Title:	President and CEO

Consultant:

Hal Kirby,
An Ontario, Canada Resident

By:	/s/ Hal Kirby

Exhibit A

Services to Be Performed by Consultant

1. The Services to be performed by Consultant are as follows:

•

Review accounting systems and documentation that are currently under development by Vista for Allied. Determine the suitability of such systems and make recommendations on any required changes and modifications.

•	Meet with auditors and lay out a go forward audit scope and plan.

•	Meet with and determine suitability of Hein and Associates for SOX work.

•	Develop accounting procedures and manuals for use at Allied.

•	Determine appropriate staffing levels for the Allied finance/ accounting group.

•	Determine if the accounting software that has been purchased is adequate for Allied’s business needs.

•	Review current Information Technology proposals (Denver and Reno) and visit with CFO Group to determine if they can provide support in Reno.

•	Review current Vista accounting support proposal, and determine if this is a viable “go forward” alternative for Allied.

•	Assist with Allied recruiting as requested by Allied.

All work to be approved/ directed by Allied Representative (Scott Caldwell). Scope of work may change depending upon the requirements of Allied.

2. Consultant shall begin performance of the Services on 19 January, 2007.

3. Consultant shall complete performance of the Services as directed by Allied, but in no event later than 31 December, 2007.

Exhibit B

Payment to Consultant

1. Allied agrees to pay Consultant as follows for the Services to be performed by Consultant:

Compensation shall be on a daily rate basis. The daily rate shall be US$ 1,000.00. All expenses to be reimbursed at cost. Use of personnel vehicle for Allied work will be reimbursed at the current allowable US Internal Revenue rate ($0.35 per mile).

2. In the event this Agreement is terminated pursuant to Section 11 or 12, the payment rate for partial performance of Services shall be:

Days worked plus expenses.

3. In no event shall the total payment to Consultant exceed $50,000.00.